Exhibit 10.7
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
NAMED EXECUTIVE OFFICERS
     Base Salaries. The current annual base salaries for the current executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2008 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
John F. Coyne	President and Chief Executive Officer	$600,000
Timothy M. Leyden	Executive Vice President and Chief Financial Officer	$412,500
Raymond M. Bukaty	Senior Vice President, Administration, General Counsel and Secretary	$348,500
Hossein Moghadam	Senior Vice President, Chief Technology Officer	$348,500
     Semi-Annual Bonuses. Under the Company’s Incentive Compensation Plan (the “ICP”), the Named Executive Officers are also eligible to receive semi-annual cash bonus awards that are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors as well as other discretionary factors. On February 4, 2009, the Committee established the performance goals for the cash bonus awards payable for the six-month period beginning December 27, 2008 and ending July 3, 2009. Specifically, the Committee selected earnings per share as the financial performance goal and established specific earnings per share goals to correspond to specific achievement percentages ranging between 0% and 200%.
     At the end of the six-month performance period, the ICP will fund in an amount ranging from 0% to 200% based on an interpolation between the Company’s performance as measured against the pre-established earnings per share goals and other discretionary considerations. Each Named Executive Officer will be eligible to receive a bonus in an amount equal to his target bonus multiplied by the funding percentage approved by the Committee, subject to further adjustment in the discretion of the Committee depending upon the executive’s individual and business group performance. The target bonus percentages for the Named Executive Officers under the ICP currently range from 75% to 150% of each Named Executive Officer’s semi-annual base salary.
     Additional Compensation. The Named Executive Officers are also eligible to receive equity-based incentives and discretionary bonuses as determined from time to time by the Committee, are entitled to participate in various Company plans, and are subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2008 Annual Meeting of Stockholders.

DIRECTORS
     Annual Retainer and Committee Retainer Fees. The following table sets forth the annual retainer and committee membership fees payable for 2009 to each of the Company’s non-employee directors:

Retainer Fees
Type of Fee	(Effective For 2009)
Annual Retainer	$63,750
Lead Independent Director Retainer	$17,000
Non-Executive Chairman of Board Retainer	$85,000
Additional Committee Retainers
• Audit Committee	$8,500
• Compensation Committee	$4,250
• Governance Committee	$2,125
Additional Committee Chairman Retainers
• Audit Committee	$12,750
• Compensation Committee	$8,500
• Governance Committee	$6,375
     The retainer fee to the Company’s lead independent director referred to above is paid only if the Chairman of the Board is an employee of the Company. The annual retainer fees are generally paid on January 1 of each year.
     Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Coyne, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.
     Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Option Grant Program and Non-Employee Director Restricted Stock Unit Grant Program, each as adopted under the Company’s Amended and Restated 2004 Performance Incentive Plan; Amended and Restated Non-Employee Directors Stock-for-Fees Plan; and Deferred Compensation Plan.